As filed with the Securities and Exchange Commission on March 21, 2016

Registration No. 333-39298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	41-1590959
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

512 Seventh Avenue
New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

G-III Apparel Group, Ltd. 1997 Stock Option Plan

(Full title of the plan)

Morris Goldfarb, Chief Executive Officer and President

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York 10018

(Name and address of agent for service)

(212) 403-0500

(Telephone number, including area code, of agent for service)

Copy to:

Neil Gold, Esq.

Manuel G. Rivera, Esq.

Norton Rose Fulbright US LLP

666 Fifth Avenue

New York, New York 10103

Telephone: (212) 318-3000

Fax: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (Registration No. 333-39298) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2000 by G-III Apparel Group, Ltd. (the “Company”). The Registration Statement registered 250,000 shares of common stock, par value $0.01 per share, of the Company (without giving effect to stock splits and dividends), to be offered and sold pursuant the G-III Apparel Group, Ltd. 1997 Stock Option Plan (the “Plan”). The Plan has expired by its terms and all stock options granted thereunder or governed thereby have either been exercised or expired unexercised. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 21, 2016.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Neal S. Nackman
Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.